HARVEST NATURAL RESOURCES
ANNOUNCES REVERSE STOCK SPLIT

HOUSTON, October 25, 2016 — Harvest Natural Resources, Inc. (Harvest or the Company) (NYSE: HNR) today announced a one-for-four (1:4) reverse split of its issued and outstanding common stock. The one-for-four reverse stock split will become effective after the market closes on November 3, 2016, and Harvest’s common stock will begin trading on a split-adjusted basis when the market opens on November 4, 2016. Harvest’s common stock will continue to trade on the New York Stock Exchange under the trading symbol “HNR,” but will trade under a new CUSIP number.

The Company’s stockholders granted the Board of Directors the authority to effect the reverse stock split at the Company’s annual meeting of stockholders held on September 15, 2016.

When the reverse stock split becomes effective, every four shares of Harvest’s issued and outstanding common stock automatically will be converted into one share of common stock. No fractional shares will be issued. Instead, holders of record who would otherwise be entitled to a fractional share will receive one whole share. The reverse stock split will not impact any stockholder’s ownership percentage of the Company or voting power, except for minimal effects resulting from the treatment of fractional shares. Following the reverse split, the number of outstanding shares of the Company’s common stock will be reduced from 44,171,215 to approximately 11,042,804. Additionally, the number of authorized shares of the Company’s common stock will decrease from 150,000,000 to 37,500,000.

Wells Fargo, the Company’s transfer agent, will act as exchange agent for the reverse stock split.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the SEC) on August 2, 2016, a copy of which is available at the SEC’s website at www.sec.gov or at Harvest’s website at www.harvestnr.com.

About Harvest Natural Resources

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with exploration and exploitation assets in Gabon.  For more information visit Harvest’s website at www.harvestnr.com.

CONTACT:
Stephen C. Haynes
Vice President, Chief Financial Officer
(281) 899-5716

Forward Looking Statements

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  This information may include expected use of proceeds, possible transactions, future plans and business strategy.  All statements other than statements of historical fact may constitute forward-looking statements.  Although Harvest believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will be correct.  Actual results may differ materially from Harvest’s expectations due to uncertainties and risks outside of Harvest’s control.  These risks and uncertainties include, among others, the following:  difficult economic, global and commodity and capital markets conditions; changes in the legal or regulatory environment; uncertainties associated with Harvest’s ability to enter into a definitive purchase agreement regarding its Gabon assets on terms that it believes are in the best interests of its stockholders; uncertainties regarding business opportunities that may or may not be available to Harvest; and other risks, including many of those included in Harvest’s Annual Report on Form 10-K for 2015, Harvest’s proxy statement relating to its annual stockholders’ meeting held in September 2016, and other public filings made with the Securities and Exchange Commission.